Exhibit 99.1

Conference Call Script
LQDT 1Q07

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal First Quarter for the three months ending December 31, 2006.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon.

As detailed in our earnings press release, Q1 was another strong quarter for the Company. Overall GMV grew 45% year over year, adjusted EBITDA grew 29% year over year and adjusted diluted EPS increased 50% year over year.

I am particularly pleased with these results as the company cycles through both the rollout of new inventory assurance procedures under our DoD surplus contract and a heavy investment phase in new personnel, facilities and value-added services to sustain a much larger commercial business.

As we have discussed with you on many occasions our strategic objective is to develop the largest and most efficient online marketplace for reverse supply chain merchandise.

During the past quarter we made important strides to achieve this objective. GMV associated with our commercial business grew by 72% sequentially during Q1 and 156% year over year. Consequently, our commercial business for the first time in LSI’s history represents the largest segment of our business at approximately 38% of total GMV. The acceleration in the growth of our commercial business is being driven by increased penetration of existing client relationships and the addition of new accounts due to increasing acceptance of our e-commerce platform as an industry “best practice” by large corporations. Note that our growing portfolio of commercial accounts provides the company flexibility to test and confirm the benefits of serving individual commercial sellers. Therefore, we are pleased that we have multiple opportunities with Fortune 500 accounts to expand our overall business.

We believe as our online marketplace continues to scale, we are able to deliver increasing value to both sellers and buyers which further strengthens our competitive position in the marketplace.

We remain very excited by the fact that we have a large untapped market opportunity in the commercial marketplace. We have identified approximately 300 U.S. companies that represent $5 to $10 Billion of potential GMV opportunity for our platform, providing LSI with very strong growth potential.

During the quarter, GMV associated with our DOD surplus business declined sequentially as a result of new procedures being implemented under this modified contract. As staffing and processes mature in newly opened Controlled Property Center (“CPC”) hubs, we expect this trend to reverse itself as we move through the 2H of FY2007.

Finally, during the Q1 our scrap business continued to perform well. Given our success in improving sales value realization for this property category, we are currently exploring ways to leverage our e-commerce model and liquid buyer base with other customers to grow this area of our business.

During the quarter, we also continued to demonstrate our marketing effectiveness by growing our buyer base. During the quarter, we grew our registered buyer base by 41,000 or 36% year over year to a total of approximately 565,000. We believe there are millions of potential small business buyers in the U.S. and abroad that can leverage our online marketplace to efficiently find and buy wholesale, surplus and salvage assets. We continue to enhance the buyer experience by adding functionality to our online marketplace. For example, buyers are now able to obtain real-time quotes with improved accuracy on less-than-truckload shipments of merchandise purchased through our marketplace. This enables buyers to more quickly price and book shipments through our marketplace while completing transactions, resulting in improved cycle times.

The liquidity and competition in our marketplace remains very strong. During the quarter we averaged approximately five auction participants per completed transaction. This ensures buyers are able to achieve strong competition and true market pricing for offered assets.

I will now turn the presentation over to Jim Rallo, our CFO and Treasurer.

Thanks Bill

The amount of gross merchandise volume or GMV transacted through our marketplaces increased $16.5 million, or 45.0%, to $53.2 million for the three months ended December 31, 2006 from $36.7 million for the three months ended December 31, 2005. We believe this increase is attributable to our investment in our sales and marketing organization, the acquisition of STR on October 16, 2006, as well as increased market acceptance by corporate sellers and professional buyers of our online marketplaces as an efficient channel to auction and purchase wholesale, surplus and salvage assets, resulting in 155.9% growth in our commercial market place over the same period last year. In addition, our scrap contract, which generated 27.7% of our revenue and 23.5% of our gross merchandise volume for the three months ended December 31, 2006, grew 79.5% from the three months ended December 31, 2005.

Revenue increased $13.0 million, or 40.2%, to $45.2 million for the three months ended December 31, 2006 from $32.2 million for the three months ended December 31, 2005.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $6.1 million, or 257.4%, to $8.5 million for the three months ended December 31, 2006 from $2.4 million for the three months ended December 31, 2005. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 18.7% for the three months ended December 31, 2006 from 7.4% for the three months ended December 31, 2005.  This increase was primarily due to an increase in merchandise we purchased for our own account, as a result of the acquisition of STR on October 16, 2006.

Profit-sharing distributions increased $0.5 million, or 3.1%, to $18.7 million for the three months ended December 31, 2006 from $18.2 million for the three months ended December 31, 2005, which was primarily due to an increase in revenue from sellers, such as the DoD, utilizing our profit-sharing model. As a percentage of revenue, profit-sharing distributions decreased to 41.5% for the three months ended December 31, 2006 from 56.4% for the three months ended December 31, 2005. This decrease is a result of faster growth in our commercial business, where most of our sellers have adopted our consignment model, as well as a decrease in the amount of profits we are required to pay the DoD under our surplus contract, which was modified on September 12, 2006.

Technology and operations expenses increased $3.8 million, or 93.4%, to $7.8 million for the three months ended December 31, 2006 from $4.0 million for the three months ended December 31, 2005. As a percentage of revenue, these expenses increased to 17.4% for the three months ended December 31, 2006 from 12.6% for the three months ended December 31, 2005. The increase was primarily due to the addition of 115 technology and operations personnel needed to support the increased volume in merchandise transacting in our marketplaces. The increase as a percentage of revenue is primarily the result of 31 of the 115 additional operating personnel, which were needed to support our inventory assurance program under the Surplus Contract in conjunction with the contract modification on September 12, 2006.

Sales and marketing expenses increased $1.2 million, or 63.2%, to $3.0 million for the three months ended December 31, 2006 from $1.8 million for the three months ended December 31, 2005. As a percentage of revenue, these expenses increased to 6.6% for the three months ended December 31, 2006 from 5.6% for the three months ended December 31, 2005. This increase was primarily due to our hiring of 19 additional sales and marketing personnel and $0.4 million in increased expenditures on marketing and promotional activities across our marketplaces.

General and administrative expenses increased $0.8 million, or 30.5%, to $3.4 million for the three months ended December 31, 2006 from $2.6 million for the three months ended December 31, 2005. The increase was primarily due to (1) costs of $0.2 million related to additional accounting, legal, insurance, compliance and other expenses related to being a public company, (2) stock option compensation expenses of $0.4 million related to the adoption of Statement 123(R) and (3) costs of $0.1 million for executive and administrative staff to support our growth and the requirements of being a public company. As a percentage of revenue, these expenses decreased to 7.6% for the three months ended December 31, 2006 from 8.2% for the three months ended December 31, 2005, as a result of operating efficiencies gained from fixed costs, such as corporate staff, which were spread over a larger revenue base.

Adjusted net income increased $1.0 million, to $2.5 million for the three months ended December 31, 2006 from $1.5 million for the three months ended December 31, 2005. As a percentage of revenue, adjusted net income increased to 5.6% for the three months ended December 31, 2006 from 4.6% for the three months ended December 31, 2005.  The increase was due to the result of our growth in GMV, while leveraging our fixed expenses.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA increased $0.9 million or 29% to $4.1 million for the three months ended December 31, 2006 from $3.2 million for the three months ended December 31, 2005.

Adjusted diluted earnings per share increased $0.03 or 50% to $0.09 for the three months ended December 31, 2006, based on 28.4 million diluted weighted average shares outstanding, from $0.06 and 22.8 million diluted weighted average shares outstanding for the three months ended December 31, 2005.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

Registered Buyers totaled approximately 565,000 at December 31, 2006, representing an increase of 150,000 or 36% over the approximately 415,000 Registered Buyers at December 31, 2005.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to 247,000 for the three months ended December 31, 2006, representing an increase of 22,000 or approximately 10% over the 225,000 Auction Participants for the three months ended December 31, 2005.

Completed Transactions increased 4% to approximately 49,000 for three months ended December 31, 2006 from approximately 47,000 for the three months ended December 31, 2005.  In addition, the Company has seen a significant increase in average transaction value to $1,085 for the three months ended December 31, 2006 from approximately $775 for the three months ended December 31, 2005.  This 40% increase is being driven by our buyers, who are looking for larger merchandise lots, especially in our scrap business.

The Company continues to have a strong balance sheet.  At December 31, 2006, LSI had $58.7 million of cash, current assets of $72.1 million and total assets of $93.8 million.  The Company continues to be debt free with current liabilities of $23.7 million and long-term liabilities of $1.3 million, for total liabilities of $25.0 million at December 31, 2006.  Stockholders Equity totaled $68.8 million at December 31, 2006.

Gross merchandise volume and revenue continue to diversify with the commercial sector growing approximately 156% and our scrap business up approximately 80% for the three months ended December 31, 2006.  As a result, our Surplus contract with the Department of Defense (DoD) has decreased to 34.7% of GMV and 40.9% of revenue for the three months ended December 31, 2006 compared to 56.4% and 64.3%, respectively, for the three months ended December 31, 2005.

Our Scrap contract accounted for 23.5% of GMV and 27.7% of revenue for the three months ended December 31, 2006.

The Company has two primary pricing models, the profit sharing model and the consignment model.

The amount of business coming from sellers utilizing our consignment model has increased significantly as this pricing model is primarily used by our commercial clients; the consignment model now represents 23.5% of GMV and 8.2% of revenue for the three months ended December 31, 2006 compared to 19.3% and 5.7%, respectively, for the three months ended December 31, 2005. In addition, merchandise we purchase and sell through our marketplaces has increased with the addition of the STR business.  For the three months ended December 31, 2006 merchandise we purchased represented 14.3% of GMV and 16.9% of revenue compared to 2.1% and 2.4%, respectively for the three months ended December 31, 2005.  Thus our total commercial business now represents 37.8% of GMV and 25.1% of revenue for the three months ended December 31, 2006 compared to 21.4% and 8.1%, respectively for the three months ended December 31, 2005.

Therefore, the profit sharing model, which is currently represented by the Company’s two significant contracts with the Department of Defense, or our surplus and scrap contracts, now represents 58.2% of GMV and 68.6% of revenue for the three months ended December 31, 2006 compared to 75.4% and 85.9%, respectively, for the three months ended December 31, 2005.

The management team is providing the following guidance for the next quarter and fiscal year 2007, which reflects current business trends and our current operating environment, including (i) the reengineering of certain business and inventory processes in our Surplus business with the Department of Defense; (ii) the fact that we have yet to realize the full potential of our new distribution center operations where we have made significant upfront investments in personnel, processes, equipment, and new value added services to support a much larger commercial business in the future; and (iii) the acquisition of STR, Inc., which closed on October 16, 2006.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 20% up to 22%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  Therefore, we will record this benefit, to the extent achieved for the 12 months ended June 30, 2007, in the quarter ended June 30, 2007.  We are eligible to receive this incentive in each year of the term of the Scrap contract. For the purposes of providing guidance regarding our projected financial results for fiscal year 2007, we have assumed that we will receive this incentive in the quarter ended June 30, 2007.  In addition, there are incentive features in our Surplus contract that allow us to earn up to an additional 5.5% of the profit sharing distribution above our new base rate of 25%, which began December 1, 2006.  For the purposes of providing guidance regarding our projected financial results for fiscal year 2007, we have assumed that we will not receive any of the Surplus contract incentive payments, as the period we would be eligible to record such incentive may not occur until the fourth quarter of Fiscal Year 2007 or the first quarter of Fiscal Year 2008.

Our FY 2007 guidance is unchanged from that given on our prior call.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123 (R), which we estimate to be approximately $525,000 to $575,000 for each of the remaining quarters in fiscal year 2007.

We expect GMV for FY2007 to range from $220 million to $225 million.  We expect GMV for Q2-07 to range from $50 million to $52 million.

We expect Adjusted EBITDA for FY2007 to range from $19 million to $20 million.  We expect Adjusted EBITDA for Q2-07 to range from $4.0 million to $4.2 million.

We estimate Adjusted Earnings Per Diluted Share for FY2007 to range from $0.40 to $0.42.  In Q2-07, we estimate Adjusted Earnings Per Diluted Share to be approximately $0.09.

I will now turn our discussion back over to Bill.

Thanks, Jim.  At this time, we will open up the call for questions.